Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated March 1, 2023, with respect to the consolidated financial statements of Xenia Hotels & Resorts, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Orlando, Florida
August 16, 2023